Exhibit 11
                                                              ----------


                              CONRAIL INC.
                              ------------
                     EARNINGS PER SHARE COMPUTATIONS
                     -------------------------------
                    ($ In Millions Except Per Share)


                                         Quarters Ended         Nine Months Ended
                                          September 30,          September 30,
                                        ----------------        -----------------
                                        1995        1994        1995        1994
                                        ----        ----        ----        ----
Net income
----------

Primary
 Net income                             $116        $106        $294        $175
 Dividends declared on Series A ESOP
  convertible junior preferred stock
  (ESOP Stock), net of tax benefit        (2)         (4)         (9)       (10)
                                        ----         ----       ----       ----
                                        $114        $102        $285       $165
                                        ====        ====        ====       ====
Fully diluted
 Net income                              116         106         294        175
 Nondiscretionary adjustment (1)          (1)         (1)         (3)        (5)
                                        ----        ----        ----       ----
                                        $115        $105        $291       $170
                                        ====        ====        ====       ====


Weighted average number of shares (2)
---------------------------------

Primary
 Weighted average number of common
  shares outstanding              78,035,787  78,943,971  78,295,582  79,184,111
 Effect of shares issuable under
  employee stock compensation
  plans                              628,223     516,629     541,007     655,369
                                  ----------  ----------  ----------  ----------
                                  78,664,010  79,460,600  78,836,589  79,839,480
                                  ==========  ==========  ==========  ==========
Fully diluted
 Weighted average number of common
  shares outstanding              78,035,787  78,943,971  78,295,582  79,184,111
 Series A ESOP convertible
  junior preferred stock           9,793,741   9,863,383   9,807,260   9,907,107
 Effect of shares issuable under
  employee stock compensation
  plans                              695,858     516,629     749,716     655,369
                                  ----------  ----------  ----------  ----------
                                  88,525,386  89,323,983  88,852,558  89,746,587
                                  ==========  ==========  ==========  ==========


Net income per common share
 Primary                               $1.44       $1.29       $3.61       $2.07
 Fully diluted                          1.31        1.17        3.28        1.91


                                 Page 1 of 2

                                                              Exhibit 11
                                                              ----------

                              CONRAIL INC.
                              ------------
                     EARNINGS PER SHARE COMPUTATIONS
                     -------------------------------


Notes:    1.   Represents the increase, net of income tax benefits, in
               ESOP-related expenses assuming conversion of all ESOP
               Stock to common stock.

          2.   Shares held by the Employee Benefits Trust (the
               "Trust") are not considered outstanding for earnings per share computations until issued by the Trust.


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